EX 99.1

ANTARES PHARMA REPORTS FOURTH QUARTER AND FULL YEAR

2018 OPERATING AND FINANCIAL RESULTS

Record Annual Revenue of $63.6 Million, a 17% Increase Over 2017 Revenue

The Company Reaffirms 2019 Revenue Guidance of $95.0 to $105.0 Million

EWING, NJ, February 28, 2019 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported unaudited consolidated financial results and operational highlights for the fourth quarter and full year ended December 31, 2018.  The Company reported total revenue of $18.8 million for the fourth quarter of 2018 and $63.6 million for the year ended December 31, 2018.  Net income per share was $0.04 for the fourth quarter of 2018 and a net loss per share of $0.04 for the year ended December 31, 2018, both of which were positively impacted by a $12.5 million gain recognized in connection with the previously disclosed sale of our needle free product line to Ferring Pharmaceuticals.

“Antares achieved several significant and transformational milestones last year which drove record revenue.  We obtained three product approvals utilizing our device platform for our own product and our partners Teva and AMAG, and we announced a new rescue pen development collaboration with Pfizer.  This is the fifth consecutive year of solid revenue growth driven by our expanding and diversified portfolio of proprietary and partnered products,” said Robert F. Apple, President and Chief Executive Officer of the Company.  “Looking at 2019, our focus remains on the successful launch of XYOSTED, our once-weekly subcutaneous auto injector product for testosterone deficiency and the continued growth of our diverse commercial business.  On the development front, we remain actively involved with Teva on the teriparatide ANDA and have begun manufacturing devices for a potential launch of this product in the second half of 2019, pending FDA approval.  We believe Antares has made significant progress both internally and through partnerships toward achieving our goal of being recognized as a leading combination drug device company.”

Fourth Quarter 2018 and Recent Highlights

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Reported quarterly revenue of $18.8 million and annual revenue of $63.6 million for the fourth quarter and year ended December 31, 2018.  Reported cash and cash equivalents of $27.9 million at December 31, 2018.

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Announced U.S. Food and Drug Administration (“FDA”) approval of XYOSTED™ (testosterone enanthate) injection for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone.  XYOSTED™ was made commercially available in late November 2018 with the sales team commencing detailing to target physicians in mid-December 2018.

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Announced that our partner Teva Pharmaceutical Industries, Ltd.’s (“Teva”) commercially launched their generic EpiPen® in limited quantities.  The product was approved by the FDA and deemed therapeutically equivalent and fully substitutable at the pharmacy to the EpiPen®.

•	Recorded the remaining gain on the 2017 sale of our needle free product line to Ferring Pharmaceuticals of $12.5 million in the fourth quarter of 2018.

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Appointed Peter S. Greenleaf to the Antares Board of Directors.  Mr. Greenleaf has over 20 years of pharmaceutical experience and currently serves as the Chief Executive Officer of Cerecor Inc. (NASDAQ: CERC).  He is also Chairman of the Board at BioDelivery Sciences (NASDAQ: BDSI).

Fourth Quarter and Year End 2018 Financial Results

Total revenue represents revenue generated from product sales, licensing and development revenue and royalties.  Total revenue was $18.8 million for the three months ended December 31, 2018, compared to $14.0 million for the comparable period in 2017, a 34% increase.  For the year ended December 31, 2018, total revenue was $63.6 million, compared to $54.5 million for the year ended December 31, 2017, a 17% increase.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $14.2 million for the three months ended December 31, 2018, compared to $11.0 million for the comparable period in 2017, a 30% increase and were $47.9 million for the year ended December 31, 2018 compared to $41.7 million in the same period of 2017, a 15% increase.  The increase in product revenue for the three month period was primarily attributable to sales of Makena® auto injectors to AMAG, sumatriptan injection and XYOSTED™ offset by a decrease in orders by Ferring for needle free devices. The increase in product sales for the year was primarily driven by sales of Makena® auto injectors to AMAG offset by decreases in pre-launch generic epinephrine auto injector devices, sumatriptan, and OTREXUP®.

Licensing and development revenue includes license fees received from partners for the right to use our intellectual property and amounts earned in joint development arrangements with partners under which we perform development activities or develop new products on their behalf. Licensing and development revenue was $1.1 million and $2.2 million for the three months ended December 31, 2018 and 2017, respectively, and $6.8 million and $11.2 million for the year ended December 31, 2018 and 2017, respectively.  The decrease in licensing and development revenue for both the three month period and year was primarily the result of a reduction in development activities with AMAG for the Makena® subcutaneous auto injector product, which was approved by the FDA in February 2018 and is now a marketed product.

Royalties are recognized based on in-market sales of products sold by our partners.  Royalties were $3.5 million for the three months ended December 31, 2018 compared to $0.8 million for the same period in 2017, and were $8.9 million for the year ended December 31, 2018 compared to $1.6 million for 2017.  The significant increase in royalties for both the three month period and year was attributable to the launch of AMAG’s Makena® auto injector product.

Total operating expenses were $14.9 million for the three months ended December 31, 2018 compared to $11.0 million in the comparable period of 2017.  Total operating expenses for the year ended December 31, 2018 were $49.1 million as compared to $43.5 million for the same period in 2017. The increase in operating expenses for the three and twelve month periods of 2018 was primarily due to increased compensation expense, sales, marketing and administrative expenses associated with the approval and launch of XYOSTED™.

Net income was $6.1 million for the fourth quarter of 2018, compared to a loss of $3.7 million in the same period in 2017, and a net loss of $6.5 million for the twelve months ended December 31, 2018 compared to $16.7 million in the same period of 2017.  In the fourth quarter of 2018, we recognized a $12.5 million gain in connection with the sale of our needle free product line to Ferring Pharmaceuticals, resulting in net income per share of $0.04 for the fourth quarter of 2018, compared to net loss per share of $0.02 for the same period in 2017.  Net loss per share was $0.04 for the year ended December 31, 2018 compared to $0.11 for 2017.

At December 31, 2018, cash, cash equivalents and investments were $27.9 million compared to $31.6 million at December 31, 2017. During the fourth quarter of 2018, we generated $7.5 million in gross

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proceeds from the sale of common stock at an average price of $3.53 through the previously established at-the-market equity offering program, or ATM.

2019 Financial Guidance

The Company reaffirms total revenue guidance of $95.0 million to $105.0 million for 2019.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review fourth quarter 2018 financial results via webcast and conference call today, February 28, 2019, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “For Investors” section of the Company’s website (www.antarespharma.com) under “Webcasts & Presentations”.  Alternatively, callers may participate in the audio portion of the conference call by dialing toll free 1-855-719-5012, or 1-334-323-0522.  Callers should reference the Antares Pharma conference call or conference identification code 7685531. Callers can access the slide presentation on the “For Investors” section of the Company’s website under “Webcasts & Presentations”.  A telephone replay of the conference call will be available from 11:30 a.m. ET on Thursday, February 28, 2019 through 11:30 a.m. ET on Saturday, March 30, 2019. To access the replay, callers should dial 1-888-203-1112 or 1-719-457-0820 and enter passcode 7685531.

About Antares Pharma

Antares Pharma, Inc. is a combination drug device company focused on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in advanced stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. and Pfizer Inc. (Pfizer).  Antares Pharma’s proprietary products include XYOSTED™ (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: market acceptance, adequate reimbursement coverage and commercial success of XYOSTED™ and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same;; future market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  successful completion of the transaction with Ferring International Center, S.A.; the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including projects with Teva and Pfizer; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; achievement of the 2019 total revenue guidance; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology

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such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	For the Three Months Ended			For the Year Ended
	December 31,		Increase	December 31,		Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)
Revenue:
Product sales	$14,229	$10,987	30%	$47,870	$41,695	15%
Licensing and development revenue	1,129	2,219	(49)%	6,753	11,171	(40)%
Royalties	3,463	834	315%	8,931	1,649	442%
Total revenue	18,821	14,040	34%	63,554	54,515	17%
Cost of revenue	9,630	7,107	36%	31,065	27,466	13%
Gross profit	9,191	6,933	33%	32,489	27,049	20%
Research and development	3,673	3,612	2%	14,254	13,147	8%
Selling, general and administrative	11,230	7,340	53%	34,836	30,353	15%
Total operating expenses	14,903	10,952	36%	49,090	43,500	13%
Gain on sale of assets	12,500	860	1353%	12,500	860	1353%
Operating income (loss)	6,788	(3,159)	**	(4,101)	(15,591)	(74)%
Other expense	(654)	(555)	18%	(2,414)	(1,152)	110%
Net income (loss)	$6,134	$(3,714)		$(6,515)	$(16,743)
Net income (loss) per common share, basic and diluted	$0.04	$(0.02)		$(0.04)	$(0.11)

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	December 31,	December 31,
	2018	2017
Assets
Cash, cash equivalents and investments	$27,892	$31,555
Accounts receivable	18,976	11,878
Inventories	11,350	9,275
Contract assets	10,442	505
Equipment, molds, furniture and fixtures, net	14,895	16,158
Goodwill and intangibles	1,926	2,496
Other assets	2,796	2,471
Total Assets	$88,277	$74,338

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$23,132	$12,939
Deferred revenue	1,018	2,994
Long-term debt	25,126	24,858
Stockholders’ equity	39,001	33,547
Total Liabilities and Stockholders’ Equity	$88,277	$74,338

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